AMSCAN HOLDINGS, INC.

                                                CONTACT:    James M. Harrison
                                                            Michael A. Correale
                                                            (914) 345-2020

FOR IMMEDIATE RELEASE

                         AMSCAN HOLDINGS, INC. ANNOUNCES
                           FIRST QUARTER 2004 RESULTS

Elmsford, NY, April 23, 2004 - Amscan Holdings, Inc. today announced its results for the quarter ended March 31, 2004.

     Net sales for the first quarter of 2004 totaled $100.5 million, up from $99.8 million for the first quarter of 2003. Gross margin for the first quarter of 2004 was 34.3% or 140 basis points higher than for the first quarter of 2003. Income from operations totaled $14.6 million and was $2.2 million or 17.8% higher than for the first quarter of 2003. EBITDA, or earnings before interest, income taxes, depreciation and amortization (as defined in the Company's credit facility), was $18.7 million and was $1.9 million or 11.6% higher than for the first quarter of 2003.

     During the quarter ended March 31, 2004, the Company made a $20.2 million prepayment of its term loan based on its excess cash flows for the year ended December 31, 2003.

     Asked to comment on the first quarter results, Gerry Rittenberg, the Company's Chief Executive Officer, stated "We are pleased with our first quarter results, which reflect the benefits of certain initiatives put into place during 2003."

     Amscan Holdings, Inc. designs, manufactures and distributes decorative party goods, including paper and plastic tableware, accessories and novelties. Amscan also designs and distributes home, baby, wedding and other gift items.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Actual results may differ from such forward looking statements due to the factors discussed in periodic


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reports filed by the Company with the Securities and Exchange Commission which the Company urges bondholders to consider.